Exhibit 99.1

Sarcos Technology and Robotics Corporation Announces Fourth Quarter and Full-year 2021 Financial Results

Ended 2021 with $217 million in unrestricted cash and cash equivalents

Completed assembly and began initial testing of the initial Guardian® XTTM “Beta” unit

Completed scheduled move into new headquarters in Salt Lake City

SALT LAKE CITY — March 29, 2022 — Sarcos Technology and Robotics Corporation (“Sarcos”) (NASDAQ: STRC and STRCW), a leader in the development of highly dexterous robotic systems that augment humans to enhance productivity and safety, today announced financial results for the quarter and full-year ended December 31, 2021.

Recent highlights include:

•
Announced the planned acquisition of RE2 Robotics, an award-winning developer of intelligent mobile manipulation systems
•
Started testing of the Guardian® XO® Beta unit functionality
•
Appointed Kiva Allgood as new President and Chief Executive Officer
•
Completed assembly and began testing the first Guardian® XTTM robotic avatar “Beta” unit
•
New facility in Salt Lake City more than doubles footprint

“The fourth quarter was one of major developments for Sarcos” said Kiva Allgood, President and CEO. “The completion of our initial Guardian XT Beta unit on schedule and the successful move into our new headquarters were testament to the hard work and dedication of the team. I’m thrilled to have joined Sarcos at this pivotal time in our product evolution and I am delighted at the progress we have continued to make as we have started initial testing of key elements of our Guardian XO beta unit. We believe that the recently announced planned combination with RE2, upon consummation, will enable us to offer a wider range of products to customers and significantly bolster our team of robotics experts, which makes us even more excited for the future,” said Allgood.

Financial results

Fourth quarter total revenue was $1.0 million in 2021, compared to $3.4 million during the fourth quarter of 2020 driven by the timing of work efforts on different projects and a focus on projects aligned with our commercialization efforts. Full-year 2021 total revenue declined to $5.1 million from $8.8 million for the full-year of 2020 for the same reasons.

Total operating expenses for the fourth quarter were $28.6 million, an increase from the fourth quarter 2020 operating expenses of $7.3 million. The increase was primarily related to an increase in stock-based compensation expense and higher general and administrative expenses arising from the transition to life as a public company as well as an increase in engineering, production and supply chain headcount to prepare for the commercial production of our products. For the full-year 2021, total operating expenses increased by $56.3 million to $86.1 million, 73% of such increase was due to an increase in stock-based compensation expense, primarily attributed to a one-time equity award in March of 2021. The additional increase in operational expenses was focused on the commercialization of our flagship products, the Guardian XO and Guardian XT. Over the last year the company has made important investments in three key areas: 1) recruiting and hiring talent in engineering, production and supply chain; 2) being a public company; and 3) investments in foundational technologies and facilities to help it scale.

Fourth quarter 2021 net loss was $34.1 million, compared to a net loss of $3.9 million in the fourth quarter of the prior year, mainly due to the increase in stock-based compensation expense and the increased general and administrative expenses. For the full-year 2021, net loss was $81.5 million, compared to $20.9 million in the prior year also primarily due to these increases in expenses.

Excluding certain items, fourth quarter non-GAAP net loss was $14.7 million or ($0.11) per diluted share. Full year non-GAAP net loss for 2021 was ($0.31) per diluted share. Reconciliation of net loss to non-GAAP net loss is included at the end of this release.

Sarcos ended the year with $217 million in unrestricted cash and cash equivalents on its balance sheet. An increase from $34 million at the end of 2020 due to the proceeds from the company’s business combination in September.

Development outlook and financial guidance

In line with previous guidance, Sarcos continues to expect to commence initial production of commercial units of both its Guardian XO exoskeleton and Guardian XT avatar robotic system by the end of 2022 for delivery to customers early in 2023.

As previously announced, the first Beta version of Sarcos’ XT units was completed at the end of 2021. The Beta unit improves on previous prototypes by including additional degrees of freedom in the wrist, upgraded software, more advanced end-effectors, and enhancements to the proprietary SenSuit™ motion capture controller. Demonstrations of the XT Beta units have already taken place in Sarcos’ facility and Sarcos continues to expect that XT Beta units will be placed with customers for field tests in mid-2022.

Functionality testing of key elements of the first Beta Guardian XO exoskeleton is also under way, with controls algorithms enabling the unit to balance on its own tested successfully late in 2021. In recent weeks, the team has been testing a new lower body, which includes the ability to adjust the legs to accommodate a wider range of user heights.

As the development team began to complete final assembly of the initial Beta unit in early 2022, it became clear that adjustments would be required to reduce both the weight of the suit and the number of bespoke components for commercial release.

Therefore, in order to optimize the utility of the Guardian XO Beta unit testing, the company chose to make these changes to the Beta unit with the result that the first Beta unit will not now be fully assembled until later in 2022. The company continues to expect that Guardian XO Beta units will be available for testing in the second half of 2022.

Supply chain impacts, significant competition for new hires and the engagement of third-party contractors to aid in Sarcos’ commercialization efforts have increased the company’s liquidity requirements. As a result, Sarcos believes it will be helpful to give guidance for the rest of the year on its expectations for monthly net cash requirements. At this time, the company believes its monthly cash burn from operations and capital expenditures on a standalone basis will average $5.5 million for 2022. In addition, Sarcos estimates a cash impact averaging approximately $1 million a month from the purchase of stock to satisfy certain tax obligations on the vesting of employee stock awards. These expectations do not take into account the effects of the planned acquisition of RE2, including both the cash to be used as consideration in the transaction and any additional cash burn resulting from RE2’s operations. However, as previously disclosed, Sarcos does not expect the acquisition to have a material effect on its cash burn rate.

Webcast

Sarcos will hold a conference call to discuss the fourth quarter and full-year 2021 financial results, along with management’s business outlook, at 5:00 p.m. ET on Tuesday, March 29, 2022. Interested investors can access the webcast at investor.sarcos.com under the events section. A replay will also be available at investor.sarcos.com for one month after the call.

For more information on Sarcos, its leadership team, and its award-winning product portfolio, please visit www.sarcos.com.

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About Sarcos Technology and Robotics Corporation

Sarcos Technology and Robotics Corporation (NASDAQ: STRC and STRCW) is a leader in industrial robotic systems that augment human performance by combining human intelligence, instinct and judgment with the strength, endurance and precision of machines to enhance employee safety and productivity. Leveraging more than 30 years of research and development, Sarcos’ mobile robotic systems, including the Guardian® S, Guardian®GT, Guardian® XO®, and Guardian® XT™, are designed to revolutionize the future of work wherever physically demanding work is done. Sarcos is based in Salt Lake City, Utah. For more information, please visit www.sarcos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Sarcos’ product roadmap, including the expected timing of commercialization or new product releases, Sarcos’ ability to complete the acquisition of RE2, anticipated timing of the transaction; products and markets of each company; the expected benefits of the acquisition of RE2 and Sarcos’ ability to realize those benefits; Sarcos’ performance following the acquisition of RE2, customer interest in Sarcos’ products, Sarcos’ plans to expand its product availability and Sarcos’ use of capital, including Sarcos’ ability to accomplish the initiatives outlined above. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or “continue” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Sarcos’ management’s current expectations and beliefs, as well as a number of assumptions concerning future events. However, there can be no assurance that the events, results, or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Sarcos is not under any obligation and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports which Sarcos has filed or will file from time to time with the Securities and Exchange Commission (the “SEC”). In addition to factors previously disclosed in Sarcos’ reports filed with the SEC and those identified in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: Sarcos’ ability to execute on its business strategy, address staffing shortages and supply chain disruptions, launch its products within expected timelines, develop new products and services and enhance existing products and services; ability to respond rapidly to emerging technology trends; ability to compete effectively, recruit and retain qualified personnel and manage growth and costs; the risk that the planned acquisition of RE2 may not be completed in a timely manner or at all; any failure to satisfy the conditions to the consummation of the acquisition of RE2; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement with RE2; the risk of litigation or regulatory actions in connection with the planned acquisition of RE2; the ability of Sarcos to successfully integrate RE2’s operations, personnel, products and technologies; the risk that the anticipated benefits of the planned acquisition of RE2 may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the economy and competitive factors in the areas where Sarcos and RE2 do business; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents filed from time to time with the SEC. The documents filed by Sarcos with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	As of
	December 31, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$217,114	$33,664
Accounts receivable	788	1,051
Unbilled receivables	221	219
Inventories, net	1,006	707
Prepaid expenses and other current assets	9,202	693
Total current assets	228,331	36,334
Property and equipment, net	7,051	1,425
Other non-current assets	441	292
Total assets	$235,823	$38,051
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,681	$972
Accrued liabilities	4,480	1,255
Notes payable, current	—	1,328
Total current liabilities	6,161	3,555
Notes payable, net of current	—	1,066
Warrant liabilities	13,701	—
Other non-current liabilities	1,999	526
Total liabilities	21,861	5,147
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value, 990,000,000 and 133,312,415 shares authorized as of December 31, 2021, and December 31, 2020; 137,722,658 and 104,039,354 shares issued and outstanding as of December 31, 2021, and December 31, 2020, respectively	14	10
Additional paid-in capital	359,439	96,880
Accumulated deficit	(145,491)	(63,983)
Total Sarcos Technology and Robotics Corporation stockholders’ equity	213,962	32,907
Noncontrolling interests	—	(3)
Total stockholders’ equity	213,962	32,904
Total liabilities and stockholders’ equity	$235,823	$38,051

See Sarcos 10-K filing dated March 29, 2022, for accompanying notes to the condensed consolidated financial statements.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue, net	$1,004	$3,426	$5,075	$8,813
Operating expenses:
Cost of revenue	1,060	2,065	3,867	5,602
Research and development	6,118	2,868	17,516	14,117
General and administrative	18,960	1,581	58,059	7,297
Sales and marketing	2,510	773	6,624	2,796
Total operating expenses	28,648	7,287	86,066	29,812
Loss from operations	(27,644)	(3,861)	(80,991)	(20,999)
Interest (expense) income, net	(4)	(18)	(34)	40
Loss on warrant liability	(8,437)	—	(4,927)	—
Gain on forgiveness of notes payable	2,000	—	4,394	—
Other income, net	23	3	51	34
Loss before provision for income taxes	(34,062)	(3,876)	(81,507)	(20,925)
Provision for income taxes	—	(1)	(1)	(1)
Net loss and comprehensive loss	(34,062)	(3,877)	(81,508)	(20,926)
Net loss attributable to common stockholders	$(34,062)	$(3,877)	$(81,508)	$(20,926)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.25)	$(0.04)	$(0.72)	$(0.21)
Weighted-average shares used in computing net loss per share attributable to common stockholders
Basic and diluted	137,703,090	104,002,032	113,184,357	100,114,664

See Sarcos 10-K filing dated March 29, 2022, for accompanying notes to the condensed consolidated financial statements.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(81,508)	$(20,926)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	43,118	2,291
Depreciation	531	458
Change in fair value of warrant liability	4,927	—
Gain on forgiveness of notes payable	(4,394)	—
Changes in operating assets and liabilities
Accounts receivable	263	(135)
Unbilled receivable	(2)	649
Inventories	(299)	441
Prepaid expenses and other current assets	(8,082)	(144)
Other non-current assets	(148)	(163)
Accounts payable	244	(320)
Accrued liabilities	2,646	592
Deferred revenue	(27)	(143)
Deferred rent	1,004	—
Other non-current liabilities	(376)	518
Net cash used in operating activities	(42,103)	(16,882)
Cash flows from investing activities:
Purchases of property and equipment	(4,688)	(950)
Net cash used in investing activities	(4,688)	(950)
Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	—	39,867
Proceeds from notes payable	2,000	2,394
Proceeds from exercise of stock options	26	124
Acquisition of common stock for tax withholding obligations	(284)	—
Purchase of non-controlling interest	(200)	—
Payment of obligations under capital leases	(89)	(84)
Proceeds from PIPE	220,000	—
Proceeds from Merger	25,359	—
Payments for transaction costs	(16,571)	—
Net cash provided by financing activities	230,241	42,301
Net increase in cash, cash equivalents	183,450	24,469
Cash, cash equivalents at beginning of period	33,664	9,195
Cash, cash equivalents at end of period	$217,114	$33,664
Supplemental disclosure of cash flow information:
Cash paid for interest	$11	$1
Cash paid for income taxes	$2	$1
Supplemental disclosure of non-cash financing and investing activities:
Issuance of common stock warrants	$—	$1,220
Purchases of property and equipment included in accounts payable at period-end	$605	$28
Purchase of property and equipment under capital leases	$—	$303
Vesting of founder shares subject to repurchase	$—	$75
Leasehold improvements paid by lessor	$988	$—
Unpaid transaction costs	$148	$—
Assumption of warrant liabilities	$8,774	$—

See Sarcos 10-K filing dated March 29, 2022, for accompanying notes to the condensed consolidated financial statements.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our financial results, we have presented in this release non-GAAP net loss and non-GAAP net loss per share, each of which are non-GAAP financial measures. Non-GAAP net loss and non-GAAP net loss per share are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

We define non-GAAP net loss as our GAAP measured net loss excluding the impacts of stock-based compensation expense, gain on forgiveness of notes payable, gain or loss on change in fair value of derivative instruments and warrant liabilities, expenses related to our business combination and other non-operational expenses. We define non-GAAP net loss per share as non-GAAP net loss divided by weighted average outstanding shares.

The most directly comparable GAAP measure to non-GAAP net loss is net loss. The most directly comparable GAAP measure to non-GAAP net loss per share is net loss per share. We believe excluding the impact of the previously listed items in calculating non-GAAP net loss and non-GAPP net loss per share can provide a useful measure for period-to-period comparisons of our core operating performance. We monitor, and have presented in this release, non-GAAP net loss and non-GAAP net loss per share because they are each a key measure used by our management and board of directors to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe non-GAAP net loss, and non-GAAP net loss per share help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we include in net loss. Accordingly, we believe non-GAAP net loss, and non-GAAP net loss per share provide useful information to investors, analysts and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance.

Non-GAAP net loss and non-GAAP net loss per share are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of non-GAAP net loss and non-GAAP net loss per share rather than net loss and net loss per share, which is for each the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, the expenses and other items that we exclude in our calculations of non-GAAP net loss and non-GAAP net loss per share may differ from the expenses and other items, if any, that other companies may exclude from non-GAAP net loss and non-GAAP net loss per share when they report their operating results, limiting the usefulness of non-GAAP net loss and non-GAAP net loss per share for comparative purposes.

In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP net loss and non-GAAP net loss per share as tools for comparison.

The following table reconciles non-GAAP net loss to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP (in thousands, except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss attributable to common stockholders	$(34,062)	$(3,877)	$(81,508)	$(20,926)
Non-GAAP adjustments:
Stock-based compensation expense	12,360	187	43,118	2,291
Gain on forgiveness of notes payable	(2,000)	—	(4,394)	—
Loss on warrant liability	8,437	—	4,927	—
Expenses related to Business Combination (1)	—	—	1,794	—
Other non-operational expenses (2)	520	—	520	—
Non-GAAP net loss attributable to common stockholder	$(14,745)	$(3,690)	$(35,543)	$(18,635)
Net loss per share attributable to common stockholder
Basic and diluted	$(0.25)	$(0.04)	$(0.72)	$(0.21)
Non-GAAP net loss per share attributable to common stockholder
Basic and diluted	$(0.11)	$(0.04)	$(0.31)	$(0.19)
Weighted-average shares used in computing net loss per share attributable to common stockholders
Basic and diluted	137,703,090	104,002,032	113,184,357	100,114,664
1.
Expenses related to the Business Combination in September 2021. These costs are included within general and administrative expenses within the condensed consolidated statements of operations and comprehensive loss.
2.
Expenses related to estimated settlements for ongoing legal claims. These costs are included within general and administrative expenses within the condensed consolidated statements of operations and comprehensive loss.

Investor Contact:

Ben Mimmack

Head of Investor Relations

(801) 419-0438

pr@sarcos.com

ir@sarcos.com